EXHIBIT 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

News Release

NU Reports Third Quarter Results

BOSTON, Mass. and HARTFORD, Conn. (November 6, 2014) – Northeast Utilities (NYSE: NU) today reported earnings of $234.6 million, or $0.74 per share in the third quarter of 2014, compared with earnings of $209.5 million, or $0.66 per share, in the third quarter of 2013.

Third quarter 2014 results included after-tax integration charges of $3 million, or $0.01 per share, compared with integration charges of approximately $7 million, or $0.03 per share, in the third quarter of 2013.  Excluding those charges, NU earned $237.6 million, or $0.75 per share, in the third quarter of 2014, compared with earnings of $216.5 million, or $0.69 per share, in the third quarter of 2013.

In the first nine months of 2014, NU earned $597.9 million, or $1.89 per share, compared with earnings of $608.6 million, or $1.93 per share, in the first nine months of 2013.  Excluding integration costs of
$13.4 million in the first nine months of 2014 and $10.6 million in the first nine months of 2013, NU earned $611.3 million, or $1.93 per share, in the first nine months of 2014, compared with $619.2 million, or $1.96 per share, in the first nine months of 2013.

Thomas J. May, NU chairman, president and chief executive officer, said NU continues to improve its customer service, operations and financial results and remains highly focused on long-term investments to address the region’s energy supply challenges.  “We have two great partners joining us in remedying New England’s challenging energy supply situation,” May said.  “Our Northern Pass electric transmission project with Hydro-Quebec and Access Northeast natural gas pipeline project with Spectra Energy represent about $4.5 billion of investment to provide New Englanders with access to cleaner, cheaper and more reliable energy.”

Also today, NU affirmed its 2014 earnings guidance of $2.60 to $2.70 per share.

Electric Transmission

NU’s transmission segment earned $88.1 million in the third quarter of 2014 and $206.8 million in the first nine months of 2014, compared with earnings of $58.6 million in the third quarter of 2013 and
$215.4 million in the first nine months of 2013.  Both year-to-date 2014 results and third-quarter 2013 results reflect after-tax charges related to a proceeding before the Federal Energy Regulatory Commission regarding the base return on equity authorized for owners of New England electric transmission assets.  As a result of rulings made in that proceeding, NU recorded after-tax charges of $32.1 million in the second quarter of 2014 and $14.3 million in the third quarter of 2013.  These charges largely relate to reserves for prior period refunds dating back to 2011.  Excluding those charges, NU transmission earnings grew in the third quarter of 2014 due primarily to the company’s increased investment in its electric transmission system.

Electric Distribution and Generation

NU’s electric distribution and generation segment earned $153.4 million in the third quarter of 2014 and

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$349.1 million in the first nine months of 2014, compared with earnings of $156.9 million in the third quarter of 2013 and $347.5 million in the first nine months of 2013.  Lower third-quarter earnings resulted in part from a 4.5 percent decrease in electric sales from the third quarter of 2013, primarily due to much milder summer weather.

Earnings of Electric Utility Subsidiaries (net of preferred dividends)

The Connecticut Light and Power Company (CL&P) earned $82.5 million in the third quarter of 2014 and $196.4 million in the first nine months of 2014, compared with earnings of $64.9 million in the third quarter of 2013 and $215 million in the first nine months of 2013.  Higher third quarter results primarily reflect the absence of a transmission reserve in the third quarter of 2014, partially offset by a 5.3 percent reduction in electric sales.  Lower year-to-date results in 2014 were due primarily to the second quarter transmission reserve and higher property tax and depreciation expenses, partially offset by lower operation and maintenance expense.

NSTAR Electric Company earned $115.1 million in the third quarter of 2014 and $232.3 million in the first nine months of 2014, compared with earnings of $106.5 million in the third quarter of 2013 and
$211.5 million in the first nine months of 2013.  Higher earnings were due primarily to lower operations and maintenance expense.

Public Service Company of New Hampshire earned $28.2 million in the third quarter of 2014 and $85 million in the first nine months of 2014, compared with earnings of $28.4 million in the third quarter of 2013 and $84.5 million in the first nine months of 2013.

Western Massachusetts Electric Company earned $14.7 million in the third quarter of 2014 and $39.8 million in the first nine months of 2014, compared with earnings of $15 million in the third quarter of 2013 and $50 million in the first nine months of 2013.  Lower year-to-date results were due to lower transmission earnings as a result of the second quarter 2014 transmission reserve.

Natural Gas Distribution

NU’s natural gas distribution segment, which includes both Yankee Gas Services Company and NSTAR Gas Company, lost $9.9 million in the third quarter of 2014, compared with a loss of $10.4 million in the third quarter of 2013.  During the first nine months of 2014, NU’s natural gas distribution segment earned
$44.2 million, compared with earnings of $34.1 million in the first nine months of 2013.  Higher third quarter and year-to-date results were due primarily to higher firm sales.  Year-to-date 2014 firm natural gas sales were up 10.5 percent from 2013 levels, mostly due to colder first quarter weather in 2014.

NU Parent and Other Businesses

NU parent and other businesses earned $3 million in the third quarter of 2014, but lost $2.2 million in the first nine months of 2014, compared with earnings of $4.4 million in the third quarter of 2013 and
$11.6 million in the first nine months of 2013.  Excluding integration costs, NU parent and other businesses earned $6.0 million in the third quarter of 2014 and $11.2 million in the first nine months of 2014, compared with earnings of $11.4 million in the third quarter of 2013 and $22.2 million in the first nine months of 2013.  Lower results in 2014 were due primarily to a higher effective tax rate.

The following table reconciles 2014 and 2013 third quarter and first nine months earnings per share:

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		Third Quarter	First Nine Months
2013	Reported EPS	$0.66	$1.93
	2013 integration costs	$0.03	$0.03
	2013 EPS before merger and related settlement costs	$0.69	$1.96
	Higher/(lower) transmission earnings in 2014	$0.10	($0.03)
	Higher/(lower) electric distribution revenues in 2014	($0.02)	$0.00
	Higher firm natural gas sales in 2014	$0.01	$0.05
	Lower non-tracked O&M in 2014	$0.07	$0.10
	Higher property tax, depreciation in 2014	($0.02)	($0.04)
	Higher non-tracked interest expense in 2014	($0.01)	($0.03)
	Other, primarily higher effective tax rate in 2014	($0.07)	($0.08)
	2014 EPS before integration costs	$0.75	$1.93
	2014 integration costs	($0.01)	($0.04)
2014	Reported EPS	$0.74	$1.89

Earnings for the third quarter and first nine months 2014 and 2013 are noted below:

Three months ended:

(in millions, except EPS)	September 30, 2014	September 30, 2013	Increase/ (Decrease)	2014 EPS[1]
Electric Distribution/Generation	$153.4	$156.9	($3.5)	$0.48
Natural Gas Distribution	($9.9)	($10.4)	$0.5	($0.03)
Electric Transmission	$88.1	$58.6	$29.5	$0.28
NU Parent and Other Companies*	$6.0	$11.4	($5.4)	$0.02
Earnings, ex. integration costs	$237.6	$216.5	$21.1	$0.75
Integration, merger impacts	($3.0)	($7.0)	$4.0	($0.01)
Reported Earnings	$234.6	$209.5	$25.1	$0.74

Nine months ended:

(in millions, except EPS)	September 30, 2014	September 30, 2013	Increase/ (Decrease)	2014 EPS[1]
Electric Distribution/Generation	$349.1	$347.5	$1.6	$1.10
Natural Gas Distribution	$44.2	$34.1	$10.1	$0.14
Electric Transmission	$206.8	$215.4	($8.6)	$0.65
NU Parent and Other Companies*	$11.2	$22.2	($11.0)	$0.04
Earnings, ex. integration costs	$611.3	$619.2	($7.9)	$1.93
Integration, merger impacts	($13.4)	($10.6)	($2.8)	($0.04)
Reported Earnings	$597.9	$608.6	($10.7)	$1.89

* Excludes costs attributable to integration.

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Retail sales data:

	September 30, 2014	September 30, 2013	% Change Actual
Electric Distribution
Gwh for three months ended	14,555	15,247	(4.5%)
Gwh for nine months ended	41,439	41,954	(1.2%)

Natural Gas Distribution
Firm volumes in mmcf for three months ended	10,200	10,155	0.4%
Firm volumes in mmcf for nine months ended**	71,645	64,815	10.5%

NU has approximately 317 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.6 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

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Note: NU will webcast a conference call with senior management on November 7, 2014, beginning at 9 a.m. Eastern Time. The webcast can be accessed through NU’s website at www.nu.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted NU parent common shares outstanding for the period.  In addition, our third quarter and first nine months of 2014 and 2013 earnings and EPS excluding certain integration and merger charges related to the April 10, 2012 closing of the merger between NU and NSTAR are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our third quarter and first nine months of 2014 and 2013 results without including the impact of the non-recurring integration and merger-related costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; cyber breaches, acts of war or terrorism, or grid disturbances; actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.